Exhibit 99


  LifePoint Hospitals Reaches Agreement with HCA for Purchase of Four Hospitals


       BRENTWOOD, Tenn.--(BUSINESS WIRE)--June 5, 2006--LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that it had reached an agreement with HCA (NYSE: HCA) on a modification of its previously announced agreement. Under the terms of the modified agreement, LifePoint will acquire three hospitals in West Virginia and one in Virginia for a purchase price of $239 million plus specific working capital, including inventory and the assumption of paid time off, as defined in the new agreement. The transaction is subject to certain closing conditions and is expected to close by June 30, 2006.
       The four facilities to be acquired are 200-bed Clinch Valley Medical Center, Richlands, Virginia; 325-bed St. Joseph's Hospital, Parkersburg, West Virginia; 155-bed Saint Francis Hospital, Charleston, W. Virginia; and 369-bed Raleigh General Hospital, Beckley, West Virginia. Simultaneously with the closing of the transaction, LifePoint Hospitals will classify St. Joseph's Hospital and Saint Francis Hospital as assets held for sale. The modified agreement excludes 68-bed Putnam General Hospital, Hurricane, West Virginia, which will continue to be owned by HCA.
       In commenting on the announcement, Kenneth C. Donahey, president and chief executive officer of LifePoint Hospitals, said, "We are pleased to announce the modification of this agreement with HCA, and we believe the new terms of the agreement represent an excellent opportunity for LifePoint. This transaction will provide LifePoint with additional operating synergies and economies of scale in Virginia and West Virginia, especially given that we share common systems with HCA. We look forward to working closely with the administration and healthcare professionals of these hospitals to seamlessly add these facilities to the LifePoint family in a manner benefiting LifePoint, its shareholders and the communities served by these hospitals."
       LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities. Of the Company's 49 hospitals, 47 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals' non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering compassionate, high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 19,000 employees.

       Important Legal Information

       This release includes forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine LifePoint Hospitals' future results are beyond LifePoint Hospitals' ability to control or predict with accuracy. Such forward-looking statements reflect the current expectations and beliefs of the management of LifePoint Hospitals, are not guarantees of performance of LifePoint Hospitals, and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ from those described in the forward-looking statements. These forward-looking statements may also be subject to other risks and uncertainties, including, without limitation, (i) the possibility that problems may arise in successfully integrating the businesses of LifePoint Hospitals and Province and achieving cost-cutting synergies or the ability to acquire hospitals on favorable terms and complete budgeted capital improvements successfully; (ii) reduction in payments to healthcare providers by government and commercial third-party payors, as well as changes in the manner in which employers provide healthcare coverage to their employees; (iii) the possibility of adverse changes in, and requirements of, applicable laws, regulations, policies and procedures, including those required by LifePoint Hospitals' corporate integrity agreement; (iv) the ability to manage healthcare risks, including malpractice litigation, and the lack of state and federal tort reform;
(v) the availability, cost and terms of insurance coverage; (vi) the highly competitive nature of the healthcare business, including the competition to recruit and retain physicians and other healthcare professionals; (vii) the ability to attract and retain qualified management and personnel; (viii) the geographic concentration of LifePoint Hospitals' operations; (ix) changes in the Company's operating or expansion strategy; (x) the ability to operate and integrate newly acquired facilities successfully; (xi) the availability and terms of capital to fund LifePoint Hospitals' business strategies; (xii) changes in LifePoint Hospitals' liquidity or the amount or terms of its indebtedness and in its credit ratings; (xiii) the potential adverse impact of government investigations and litigation involving the business practices of healthcare providers, including whistleblowers investigations; (xiv) changes in or interpretations of generally accepted accounting principles or practices; (xv) volatility in the market value of LifePoint Hospitals' common stock; (xvi) changes in general economic conditions in the markets LifePoint Hospitals serves; (xvii) LifePoint Hospitals' reliance on information technology systems maintained by HCA Inc.; (xviii) the costs of complying with the Americans with Disabilities Act; (xix) possible adverse rulings, judgments, settlements and other outcomes of pending litigation; (xx) the ability to successfully acquire, operate and integrate the facilities anticipated to be acquired from HCA under the modified agreement, as well as the timing of the closing of the transaction; and (xxi) those risks and uncertainties described from time to time in LifePoint Hospitals' filings with the Securities and Exchange Commission. Therefore, LifePoint Hospitals' future results may differ materially from those described in this release. LifePoint Hospitals undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

       All references to "LifePoint Hospitals" as used throughout this release refer to LifePoint Hospitals, Inc. and its subsidiaries.


       CONTACT: LifePoint Hospitals, Inc.
                Michael J. Culotta, 615-372-8512